Exhibit 16

April 5, 2007

Securities and Exchange Commission

PCAOB Letter File

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of InfoLogix, Inc.’s Form 8-K dated April 5, 2007 (attached), and have the following comments:

1.               We agree with the statement made in the first sentence in paragraph 1.

2.               We agree with the statements made in paragraphs 2 and 3.

3.               We have no basis on which to agree or disagree with the statements made in the second, third or fourth sentences in paragraph 1, or the statements made in paragraph 4.

Yours truly,

/s/Asher & Company, Ltd.